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                                                                      EXHIBIT 11


                       AMERICAN ONCOLOGY RESOURCES, INC.
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)
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                                           THREE MONTHS ENDED
                                               MARCH 31,
                                             1996       1995
                                          ----------  --------
NET INCOME..............................    $ 4,447   $   982
                                            -------   -------

OUTSTANDING AT END OF PERIOD:
   Shares of Common Stock                    13,873     8,270
   Commitments to issue
    Common Stock at                           7,806     6,133
    specific future dates
   Effect of weighting                         (101)   (1,175)
                                            -------   -------
                                             21,578    13,228
                                            -------   -------

Options to purchase Common Stock              2,796
Effect of treasury stock method                (705)
Dilutive effect of options to purchase
 Common Stock granted April 1, 1994 and
 prior                                                    423
                                            -------   -------
Additional assumed shares for 1994 and
 1995 grants and issuances at less than
 the initial public offering price of $21
 per share:
   Issued Common Stock                                    637
   Commitments to issue Common Stock
    at specified future dates                             811
      Options to purchase Common Stock                  1,816
      Effect of treasury stock method                  (1,025)
                                            -------   -------
                                                        2,239
                                            -------   -------
Total shares used in per share               23,669    15,890
 calculation                                =======   =======
Net income per share                        $  0.19     $0.06
                                            =======   =======
ASSUMING FULL DILUTION:
      Outstanding per above                  23,669    15,890
      Additional dilution resulting
       from use of period end price per           -       185
       share if higher than average         -------   -------
Total shares used in per share               23,669    16,075
 calculation                                =======   =======
Net income per share                        $  0.19     $0.06
                                            =======   =======

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